Exhibit 99.1

China Ritar Power Corp. Announces Preliminary Financial Results for Third Quarter of Fiscal 2008

Shenzhen, China, Nov. 10, 2008—China Ritar Power Corp. (OTC Bulletin Board: CRTP) (“China Ritar” or the “Company”), a leading Chinese manufacturer of lead acid batteries, today released preliminary financial results for the third quarter of fiscal year 2008 ended on September 30, 2008. The Company will release full quarterly results prior to filing third quarter results on Form 10-Q.

Based on the preliminary results, China Ritar expects to report revenues of approximately $36.3 million for the third quarter of 2008, exceeding revenues of $27.8 million in the third quarter of 2007 by 30.4%. Revenue growth was mainly attributed to a significant increase in sales of telecom, UPS and alternative energy batteries in overseas markets as a result of proactive marketing strategies during the period. During the quarter, the Company successfully increased its penetration in the alternative energy battery market with the addition of five new customers bringing the total customers for this market to 30. The revenues generated from this market is expected to increase to 15% of the Company’s total sales during the third quarter of 2008 compared to 6% in the comparable period a year ago.

Gross profit for the third quarter is expected at $7.5 million, increasing 18.0% from $6.3 million for the same period in 2007. Gross margin decreased to 20.5% from 22.7% in the same period last year due to a special promotion offering on average a 2% -3% discount in sales price as a part of the Company’s strategy to increase their market share.

China Ritar expects net income for the third quarter of 2008 to be approximately $2.4 million, compared to $3.1 million in the same period prior year. The decrease was primarily due to the non-cash, stock-based compensation of $0.96 million for the third quarter required by the potential release of shares of the Company’s common stock to the Company’s CEO from escrow pursuant to a make good agreement entered into by the Company in connection with its private placement financing in February 2007. Management believes that the Company will meet the net income target for 2008 of $8.2 million set forth in that make good agreement, therefore $0.96 million as compensation expense for the third quarter of 2008 is recorded. There was no such an accounting arrangement in the third quarter of 2007. Excluding this non-cash, stock-based compensation expense, Non-GAAP net income for the third quarter of 2008 is expected to be $3.4 million, increasing 9.7% from the same period prior year. Non-GAAP net margin for the third quarter is 9.4%, compared to 11.2% for the same period in 2007.

These preliminary results have not been completely reviewed by the Company’s auditors and are therefore subject to changes.

For the entire fiscal 2008, China Ritar adjusted its guidance on revenues from $130 million to $115 million and non-GAAP net income excluding non-cash, stock-based compensation of $3.85 million, from $11 million to $9.6 million. GAAP net income is expected to be $5.75 million for fiscal year 2008. The adjustment reflects the appreciation of the RMB against USD, as well as the drop of lead price which is passed over to customers, resulting in a lower sales price.

About China Ritar Corp.

China Ritar designs, develops, manufactures and markets environmentally friendly lead acid batteries with a wide range of capacities and applications, including telecommunications, Uninterruptible Power Supply (UPS) devices, Light Electrical Vehicles (LEV), and alternative energy systems (solar and wind power). China Ritar sells, markets and services six series and 197 models of Ritar-branded, cadmium-free valve-regulated lead-acid (VRLA) batteries. Products are sold worldwide with sales in 56 countries including China, India, and numerous markets in Europe and the Americas. Additional information can be found at the Company's website http://www.ritarpower.com.

Safe Harbor Statement

This press release contains certain statements that may include 'forward-looking statements' within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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For more information, please contact:

Elite IR
John Marco, Partner
Tel:     +1-310-819-2948
Email: John.marco@elite-ir.com

Elite IR
Leslie J. Richardson, Partner
Tel:     +852-3183-0283
Email: Leslie.richardson@elite-ir.com